Exhibit 99.1

FOR IMMEDIATE RELEASE

Emageon Selects Jefferies & Company and SunTrust Robinson Humphrey as Advisors

BIRMINGHAM, AL — (July 11, 2008) — Emageon Inc. (NASDAQ: EMAG), a leader in enterprise medical information technology systems for hospitals, healthcare networks and imaging facilities, announced today that the Strategic Alternatives Committee of its Board of Directors has selected Jefferies and Company as Lead Advisor and SunTrust Robinson Humphrey as Co-Advisor to assist the committee as it evaluates all strategic options available to the company.

About Emageon Inc.
Emageon provides information technology systems for hospitals, healthcare networks and imaging facilities. Its enterprise family of solutions includes RadSuite™, HeartSuite™ and other specialty suites. All Emageon solutions are built on a unified Enterprise Content Management system offering advanced visualization and infrastructure tools for the clinical analysis and management of digital medical images, reports and associated clinical content. Emageon’s standards-based solutions are designed to help customers enhance patient care, automate workflow, lower costs, improve productivity and provide better service to physicians. For more information, please visit www.emageon.com.

Contacts:	John Wilhoite, Emageon 205-259-2831	Susan Noonan, The SAN Group, LLC 212.966.3650
# # #

1200 Corporate Drive, Suite 200 • Birmingham, AL 35242 • 866.EMAGEON • www.emageon.com	page 1 of 1